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                                  Exhibit 10.22

                                Sheldon Golumbia
                                 815 Park Avenue
                               New York, NY 10021


Board of Directors
Royal Canadian Foods, Corp.
1004 Second Avenue
New York, NY 10022

To the Board of Directors:

                  I have made various loans to Royal Canadian Foods Corp. (the "Company") and its subsidiaries, which as of the date of this letter total $316,380, including accrued interest thereon. I have made several extensions of the due date of a portion of these loans. I now agree to extend the due date for $250,000 of such loans to June 30, 1998, subject to mandatory prepayment in the event the Company completes a second public offering of its securities prior thereto.

Dated as of May 31, 1997

                                                         Very truly yours,



                                                         Sheldon Golumbia